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Exhibit 10.16

ROYALTY AGREEMENT

        This Royalty Agreement is entered into by and between Particle Drilling, Inc., a Texas corporation ("Newco"), and ProDril Services International Limited, a Texas limited partnership ("PSIL") as of January 20, 2004.

        WHEREAS, Newco, PSIL, and certain other parties have entered into that certain Acquisition Agreement dated January 20, 2004 (the "Acquisition Agreement") pursuant to which, among other things, Newco has acquired certain assets of PSIL in exchange for consideration from Newco, which consideration includes the obligations of Newco set forth in this Agreement;

        NOW THEREFORE, for and in consideration the mutual premises and covenants contained herein and in the Acquisition Agreement, the parties hereto agree as follows:

        1.    Royalty.    Newco shall pay PSIL on or before February 15, May 15, August 15, and November 15 of each year an amount (the "Royalty") equal to 2% of the EBITDA with respect to the calendar quarter ending December 31, March 31, June 30, and September 30, respectively. The obligation to pay the Royalties hereunder shall terminate when PSIL has received Royalties equaling US$7,500,000.

        2.    Calculation of EBITDA.    The term "EBITDA" shall mean the excess of the revenues of the Business over the expenses of the Business. The "Business" is the business operated by Newco which involves the generation of revenue from hydraulic jet drilling systems utilized in oil and gas drilling operations or which involves technology which utilizes solid impactors which are introduced into oil and gas drilling fluid to impact the formation ahead of or in conjunction with the drill bit, which in either case utilize any of the inventions subject to the Patents (as defined in the Acquisition Agreement). The revenues of the Business shall be determined on the accrual basis in accordance with generally accepted accounting principles as consistently applied by Newco ("GAAP"). The expenses of the Business shall consist of those expenses incurred by Newco which are allocable to the period in question on the accrual basis pursuant to GAAP, provided that expenses shall not include, however, any (a) interest, (b) federal, state, and other income taxes, (c) amortization of Newco's goodwill or other intangible assets, or (d) depreciation of any of the tangible assets of Newco.

        3.    Reports.    Newco will on a quarterly basis provide PSIL (i) its quarterly and year-to-date income statement and balance sheet, prepared in accordance with GAAP, and (ii) a written report that sets forth the computation of the EBITDA for that quarter, certified by the chief financial officer of Newco. Such a report shall be provided with respect to any quarter in which the Business has any revenue on or before the date payment would be required with respect to such quarter. PSIL shall keep such reports, and any information provided to it by Newco in connection with this Agreement, confidential.

        4.    Inspections; Audits.    PSIL shall be permitted on an annual basis to inspect and audit the books and records of Newco which relate to the determination of EBITDA. Such audit shall be at the expense of PSIL, unless it is determined that the Royalty has been underpaid by 10% or more, in which case the audit shall be at the expense of Newco.

        5.    Determinations by Newco.    All determinations by Newco with respect to the calculation of EBITDA shall be assumed to be correct unless PSIL is able to establish an error by a preponderance of the evidence. Newco has complete and absolute discretion regarding the manner in which it conducts the Business or incurs expenses with respect to the Business.

        6.    Assignments.    PSIL may assign or transfer its rights hereunder only in connection with a dissolution expressly permitted pursuant to the terms of the Acquisition Agreement. Newco may only assign the Patents (as defined in the Acquisition Agreement) if the assignee agrees to be bound by the terms of this Agreement.

        7.    Unaffiliated Shareholder.    Newco represents and warrants that it has at least five shareholders other than ProDril Partners L.L.C. ("Parent") who are accredited investors not controlling, controlled by or under common control with the Parent (an "Independent Shareholder") and who have acquired their stock in Newco in exchange for an investment of at least $50,000. During any period that (i) the Parent directly or indirectly, through one or more affiliates, owns or controls more than 50% of the stock of Newco, and (ii) there are not at least five Independent Shareholders, Newco shall have a duty to PSIL not to pay any of its officers compensation in an amount which breaches the fiduciary duty owed to unaffiliated shareholders under Texas corporate law.

        8.    Disclaimer of Fiduciary Duty.    Neither Newco nor its management shall owe a fiduciary duty to PSIL or its shareholders.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth above.

PARTICLE DRILLING, INC.

By:	/s/ PRENTIS TOMLINSON Prentis Tomlinson, Chief Executive Officer

PRODRIL SERVICES INTERNATIONAL LIMITED

By:	LTL65429, L.P., a Texas limited partnership (its general partner)

	By:	/s/ HARRY B. CURLETT Harry B. Curlett, General Partner

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  Exhibit 10.16